EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement of Aoxin Tianli Group, Inc., on Form S-8, of our report dated March 13, 2014, appearing in the Annual Report on Form 10-K of Aoxin Tianli Group, Inc. (formerly known as Tianli Agritech,Inc.), for the year ended December 31, 2013.

/s/ HHC
HHC
Forest Hills, NY
February 2, 2015